UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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☒	CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 25, 2016

Commission File Number 001-35844
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Pinnacle Foods Inc.
(Exact name of registrant as specified in its charter)
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Delaware	35-2215019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

399 Jefferson Road Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (973) 541-6620
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Mark A. Clouse as Chief Executive Officer
On April 27, 2016, Pinnacle Foods Inc. (the “Company”) appointed Mr. Mark Clouse, 47, as the Company’s Chief Executive Officer, effective May 23, 2016 (the “Effective Date”), replacing Bob Gamgort, who is leaving the Company at the end of this month. Mr. Clouse will also serve on the Company’s Board of Directors (the “Board”). Mr. Craig Steeneck, the Company’s current Chief Financial Officer, will assume the additional role of interim-Chief Executive Officer upon Mr. Gamgort’s departure and through May 22, 2016.
Mr. Clouse joins the Company from Mondelez International, Inc. where he was the Chief Commercial Officer. During Mr. Clouse’s nearly 20-year tenure at Kraft Foods Inc. and the subsequent spin-off of Mondelez, he held a broad range of leadership positions, and in his current role, Mr. Clouse oversees the company’s commercial execution for all of its five geographic regions, as well as the global sales function. Prior to this, Mr. Clouse was Chief Growth Officer for Mondelez, where he was responsible for the company’s growth strategy and oversaw key areas such as corporate strategy, global marketing, global sales, and research, development and quality.
There are no arrangements or understandings between Mr. Clouse and any other person pursuant to which he was appointed as the Company’s Chief Executive Officer. There is no family relationship between Mr. Clouse and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Clouse that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Employment Arrangement
Base Salary. In connection with Mr. Clouse’s appointment as CEO, he will receive an annual base salary of $950,000.

Annual Bonus Award. Mr. Clouse is eligible to earn additional annual incentive compensation under the Company’s Management Incentive Program (“MIP”) with a target payout of 100% of his base salary. His MIP payment is contingent on Company performance with a payout range of 0-200% and the achievement of personal performance targets with a payout range of 0-175%, as approved by the Company’s Compensation Committee of the Board. The total payout has a range of 0-200% of Mr. Clouse’s base salary.

Long-Term Incentive Award. Mr. Clouse is also entitled to participate in the Company’s Long-Term Incentive Program with a grant value of 325% of his base salary. For 2016, Mr. Clouse will receive a grant valued at $3,087,500. Fifty percent of the 2016 grant will be in the form of performance shares and the other 50% will be in the form of stock options, both issued based on the closing stock price of the Company’s stock on the Effective Date. The performance shares and the stock options will vest three years following the Effective Date and the performance shares will be valued based on the Company’s relative total shareholder return over a three-year performance period beginning April 1, 2016 and ending on March 31, 2019, compared to the companies in the Company’s performance peer group.

Sign-On Grant and Bonus. In recognition of the unvested equity in his former employer that Mr. Clouse forfeited to accept employment with the Company, he will receive a one-time equity grant with a fair value of $8,000,000 as of the Effective Date. Fifty percent of the grant will be in restricted shares and the other 50% will be in the form of stock options and performance shares. The restricted shares will vest two years following the Effective Date while the stock options and performance shares will vest three years following the Effective Date. The performance shares will be valued based on the Company’s relative total shareholder return over a three-year performance period beginning April 1, 2016 and ending on March 31, 2019, compared to the companies in the Company’s performance peer group. Additionally, in recognition of the pension benefits Mr. Clouse forfeited to accept employment with the Company, he will receive a cash payment of $1,000,000 within 60 days of starting employment with the Company.

Severance Plan. As detailed in the Company’s Executive Severance Benefit Plan, in the case of Mr. Clouse’s termination by the Company without cause, Mr. Clouse would be eligible for severance which would provide him benefits of two times his annual compensation, or in the event of such termination within two years following a change in control of the Company, three times his annual compensation.

Other Benefits. Mr. Clouse is also entitled to (1) receive medical, dental, individual disability and life insurance coverage, (2) receive other executive benefits, (3) participate in all employee benefit plans maintained by the Company for its executive officers, and (4) receive other customary employee benefits.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued by Pinnacle Foods Inc., dated April 27, 2016.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FOODS INC.

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer
Date:	April 29, 2016

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Pinnacle Foods Inc., dated April 27, 2016.